UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 24, 2009

CATALYST HEALTH SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-31014	52-2181356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 King Farm Boulevard Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

(301) 548-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	Regulation FD Disclosure.

David Blair, Chief Executive Officer of Catalyst Health Solutions, Inc. (the “Company”), holds 682,500 options to purchase the Company’s common stock which will expire on June 10, 2012. The Board of Directors, in consultation with Mr. Blair, believes that an orderly exercise and sale of these securities by Mr. Blair is appropriate. Accordingly, Mr. Blair has adopted a written plan for trading securities in accordance with the Company’s trading policies and Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”). To prevent the expiration of Mr. Blair’s stock options on June 10, 2012, this plan provides for the quarterly exercise of approximately 52,500 options, and the subsequent sale of the acquired shares on the same ratable quarterly basis, throughout the three (3) year period commencing May 2009 and ending June 2012.

In addition to the stock options described above, Mr. Blair holds approximately 255,000 shares of the Company’s common stock which were previously granted to him by the Board of Directors (of which approximately 145,000 shares are subject to vesting) or which were acquired by Mr. Blair on the open market. Mr. Blair has informed the Company of his intention to hold these shares and maintain a significant ownership position in the Company.

Rule 10b5-1 permits individuals who are not in possession of material nonpublic information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time. Transactions made under Mr. Blair’s Rule 10b5-1 plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. Except as may be required by law, the Company does not undertake to report stock trading plans by other Company officers or directors, nor to report modifications or termination of any publicly-announced plan, including Mr. Blair’s plan.

The information in this item shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of Section 18, nor shall it be deemed incorporated by reference into any disclosure document relating to the Company, except to the extent, if any, expressly set forth by specific reference in such filing.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST HEALTH SOLUTIONS, INC.

Date: April 24, 2009	By:	/s/ Hai Tran
	Name:	Hai Tran
	Title:	Chief Financial Officer & Treasurer